As filed with the Securities and Exchange Commission on December 3, 2024

Registration No. 333-181187

Registration No. 333-200080

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-181187

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-200080

UNDER

THE SECURITIES ACT OF 1933

TECHTARGET HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3483216
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

275 Grove Street

Newton, Massachusetts 02466

(617) 431-9200

(Address, including zip code, and telephone number, including area code, of Principal Executive Offices)

Michael Cotoia

Chief Executive Officer

TechTarget, Inc.

275 Grove Street

Newton, Massachusetts 02466

(617) 431-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by TechTarget Holdings Inc. (formerly known as TechTarget, Inc.), a Delaware corporation (the “Registrant”):

•

Registration Statement No.  333-181187, registering 10,000,000 shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”), consisting of up to (i) 3,000,000 shares of Common Stock which may be offered and sold by the Registrant and (ii) 7,000,000 shares of Common Stock which may be offered and sold by the selling stockholders named therein, filed with the SEC on May 4, 2012 and declared effective by the SEC on May 25, 2012; and

•

Registration Statement No.  333-200080, registering 14,278,779 shares of Common Stock, consisting of up to (i) 3,000,000 shares of Common Stock which may be offered and sold by the Registrant and (ii) 11,278,779 shares of Common Stock which may be issued and sold by the selling stockholders named therein, filed with the SEC on November 10, 2014, as amended by Amendment No 1 on November 26, 2014, and declared effective by the SEC on November 26, 2014.

On December 2, 2024, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 10, 2024, by and among the Registrant, TechTarget, Inc. (formerly known as Toro CombineCo, Inc.) (“New TechTarget”), Toro Acquisition Sub, LLC (“Merger Sub”), Informa PLC, Informa US Holdings Limited (“Informa HoldCo”), and Informa Intrepid Holdings Inc. (“Informa Intrepid”), (i) Informa HoldCo contributed all of the issued and outstanding shares of capital stock of Informa Intrepid, plus $350 million in cash to the Registrant in exchange for shares of New TechTarget common stock, $0.001 par value per share, and (ii) Merger Sub merged with and into the Registrant, with the Registrant surviving the merger and becoming a direct wholly owned subsidiary of New TechTarget (collectively, the “Transactions”).

As a result of the Transactions, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statements, if any, as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on December 3, 2024.

TECHTARGET HOLDINGS INC. (FORMERLY KNOWN AS TECHTARGET, INC.)
By:	/s/ Daniel T. Noreck
Name: Daniel T. Noreck
Title: Chief Financial Officer and Treasurer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.